Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Yadkin Valley Financial Corporation:

We consent to the use of our reports dated March 31, 2008, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in Yadkin Valley Financial Corporation’s 2007 Annual Report on Form 10-K incorporated by reference herein on Form S-8.

Our report, dated March 31, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that Yadkin Valley Financial Corporation did not maintain effective internal control over financial reporting as of December 31, 2007, because of the effect of material weaknesses on the achievement of objectives of the control criteria and contains an explanatory paragraph that refers to material weaknesses in Yadkin Valley Financial Corporation’s internal controls over financial reporting related to inadequate controls over (1) the accuracy and completeness of the assignment of risk grades to loans; (2) the approval of new loans or modifications to existing loans; (3) underwriting practices in regard to loan documentation, appraisals and lien perfection; and (4) obtaining support for the various components of the model used to estimate the allowance for loan losses. These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2007 consolidated financial statements, and did not affect our report dated March 31, 2008 on those consolidated financial statements.

/s/ DIXON HUGHES PLLC
Dixon Hughes PLLC

Charlotte, North Carolina
April 10, 2008